EXHIBIT 99.1

AT SCHAWK, INC.:	AT DRESNER CORPORATE SERVICES:
Timothy Allen	Investors: Philip Kranz
Vice President, Finance	312-780-7240
Operations and Investor Relations	pkranz@dresnerco.com
847-827-9494 Timothy.Allen@schawk.com

SCHAWK ANNOUNCES FOURTH-QUARTER
AND FULL-YEAR 2009 RESULTS

•	Increases in EPS, gross profit percent and operating income for Q4 and 2009
•	Q4 2009 revenue up sequentially and year over year
•	Company remediates remaining material weaknesses in its internal controls

Des Plaines, IL, March 15, 2010—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported fourth-quarter and full-year 2009 results. Net income in the fourth quarter of 2009 was $3.7 million, or $0.15 per diluted share, versus a net loss of $58.4 million, or $2.27 per diluted share, in the fourth quarter of 2008. For the full year of 2009, net income was $19.5 million, or $0.78 per diluted share, compared to a net loss of $60.0 million, or $2.24 per diluted share, in the comparable prior-year period. Net income for the fourth quarter and full year of 2008 was negatively impacted by a $48.0 million goodwill impairment charge.  The negative after-tax impact of the goodwill impairment charge was $1.77 per diluted share for the fourth quarter of 2008 and $1.70 per diluted share for the full year of 2008.  Net income for the full year of 2009 was positively impacted by the receipt of $9.2 million in cash as part of a settlement related to an escrow account that had been established to pay indemnity claims in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million was reported as income in the third quarter of 2009.  The full-year 2009 after-tax benefit of the indemnity settlement income was $0.20 per diluted share.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Our on-going cost-reduction initiatives coupled with continued revenue growth provided the Company with solid margin and operating income performance in the fourth quarter. In addition, our cash flow during 2009 allowed us to reduce our total debt, and aided by our 2009 financial performance and debt reductions, we successfully renegotiated our revolving credit facility in January of 2010.  Moreover, throughout 2009, the management team focused intensively on enhancing our internal controls. This commitment and effort across the entire company has resulted in remediation of the material weaknesses in our internal controls identified in our 2008 Form 10-K.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

“Compared to the prior-year period, fourth-quarter 2009 revenue increased approximately 11.9 percent, or 9.5 percent, if the favorable $2.6 million foreign currency translation impact is excluded.  The fourth quarter of 2009 was our third consecutive quarter of sequential revenue growth allowing us to further leverage our cost-reduction and capacity-utilization activities and improve operating income.

“During the fourth quarter of 2009, we experienced substantial improvement in margins. Gross margin improved to 40.6 percent in the fourth quarter of 2009 from 28.9 percent in the same period of last year, primarily reflecting the benefits of the period-over-period sales increase coupled with our cost-reduction and capacity-utilization activities.”

Schawk continued, “Also in the fourth quarter, we took additional steps to better utilize our global capacity while reducing our overall cost base, and as a result, we generated almost $2.9 million in annual cost savings from initiatives enacted during the fourth quarter alone, leading to total annual cost savings for all 2009 initiatives of $15.6 million, of which approximately $8.9 million was realized during 2009.

“Furthermore, the Company reduced its debt by over $13 million during the fourth quarter of 2009 which further strengthens its financial position. During 2009, the Company reduced its overall debt by approximately $58 million.”

Schawk concluded, “We continue to believe that the operational improvements that we commenced in 2008 and continued throughout 2009 have made us more agile thereby allowing us to navigate more effectively through the current economic climate.  These changes, as challenging as they are, have only strengthened our ability to deliver end-to-end, all-encompassing solutions to our clients.  Given the breadth of our product and service offerings coupled with our global footprint, we believe that no other company in our industry can match the solutions that Schawk can offer its clients.  Finally, the fourth-quarter and full-year 2009 results reflect the dedication and commitment of the Company’s employees.  Despite these difficult times, our employees have remained focused on executing on the Company’s strategy and initiatives.  It is this continued dedication that drives the Company’s overall success.”

Consolidated Results for Fourth Quarter Ended December 31, 2009
Consolidated net sales in the fourth quarter of 2009 were $121.9 million compared to $108.9 million in the same period of 2008, an increase of approximately $13.0 million, or 11.9 percent. Approximately $2.6 million of the sales increase quarter over quarter was the result of changes in foreign currency translation rates, as the U.S. dollar declined in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. Acquisitions contributed $3.8 million, $3.6 million in Europe and $0.2 million in Asia Pacific, or 3.1 percent of consolidated net sales during the fourth quarter of 2009. The remainder of the quarter-over-quarter increase in sales was the result of an increase in the Company’s business compared to the fourth quarter of 2008, as clients increased their product and brand innovation and introduction activity.

The increase in the Company’s revenue in the 2009 fourth quarter over the 2008 period was evident in all segments.  The North America segment experienced a sales increase of $8.0 million, or 8.3 percent, of which $1.4 million of the increase was attributable to changes in

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

foreign currency translation rates. Sales in the Europe segment increased $4.8 million, or 35.0 percent, of which $0.7 million of the increase was attributable to changes in foreign currency translation rates. Sales in the Asia Pacific segment increased $2.6 million, or 42.3 percent, of which $0.5 million was attributable to changes in foreign currency translation rates.

Consumer packaged goods (CPG) accounts sales in the fourth quarter of 2009 were $84.9 million, or 69.7 percent of total sales, compared to $74.0 million in the same period of 2008, representing an increase of 14.8 percent.  The increase over the prior-year quarter was primarily driven by increased product and brand innovation and introduction activity by the Company’s clients. Advertising and retail accounts sales of $26.0 million, or 21.3 percent of total sales, in the fourth quarter of 2009 increased 9.0 percent compared to the prior-year period. Entertainment accounts sales for the fourth quarter of 2009 of $8.3 million, or 6.8 percent of total sales, declined 2.9 percent compared to the same period in 2008.

On a sequential basis, sales for the fourth quarter of 2009 increased $8.4 million, or 7.4 percent, versus the third quarter of 2009.  The improvement was driven by increases in packaging and retail account sales.

Gross profit was $49.5 million in the fourth quarter of 2009, an increase of $18.1 million from the fourth quarter of 2008. Fourth-quarter 2009 gross profit as a percentage of sales increased to 40.6 percent of sales from 28.9 percent of sales in the 2008 fourth-quarter period. The increase was largely attributable to the Company’s continued cost-reduction activities implemented during 2008 and 2009, coupled with higher sales in the 2009 fourth quarter relative to the prior-year comparable period, which further leveraged the Company’s cost-reduction activities.

Selling, general and administrative (SG&A) expenses declined $5.7 million, to $33.4 million in the fourth quarter of 2009 from $39.0 million in the fourth quarter of 2008, principally reflecting the Company’s cost-reduction initiatives.  In addition, professional fees, included in SG&A and related to internal control remediation efforts and related matters, were $0.4 million, a decrease of $2.4 million over the prior-year quarter.

During the fourth quarter of 2009, the Company recorded no goodwill impairment expense compared to $48.0 million of expense in the fourth quarter of 2008.

During the fourth quarter of 2009, the Company recorded an additional $1.8 million expense related to its 2008 decision to terminate participation in a union supplemental retirement and disability fund.  The additional $1.8 million of multi-employer pension withdrawal expense arose out of the Company’s year-end 2009 estimate of its future termination liability. In the fourth quarter of 2008, the Company recorded an initial $7.3 million liability related to its decision to terminate its participation in the fund.

Acquisition, integration and restructuring expenses declined from $5.3 million in the fourth quarter of 2008 to $2.8 million in the fourth quarter of 2009. The charges in the 2009 fourth quarter arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations and are for employee terminations, asset impairments, obligations for future lease payments and other associated costs.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Expenses related to impairment of long-lived assets increased by $0.9 million to $1.3 million during the fourth quarter of 2009 compared to fourth quarter of 2008.  The increase period over period was primarily related to a revaluation of a non-core vacant property owned by the Company.

The Company reported operating income of $10.3 million in the 2009 fourth quarter compared to an operating loss of $68.5 million in the fourth quarter of 2008. The increase in operating income compared to the prior-year period was primarily the result of improvements in gross margin percent and a $48.0 million reduction in goodwill impairment expense coupled with reductions in SG&A and acquisition, integration and restructuring and multi-employer pension withdrawal expenses.

On a segment basis, operating income improved in all operating segments.  North America operating income increased approximately $28.6 million to $18.0 million in the fourth quarter of 2009 compared to the prior-year quarter.  Europe operating income increased approximately $38.8 million to $1.7 million, and Asia-Pacific operating income increased approximately $3.4 million to $2.1 million during the fourth quarter of 2009 compared to the prior-year period.  The increases in operating income during the fourth quarter of 2009 relative to the same period in 2008 were partially attributable to goodwill impairment charges during the fourth quarter of 2008 of $14.3 million for North America, $32.7 million for Europe, and $1.0 million for Asia Pacific.  The remaining improvement in operating income is primarily driven by increased revenue period over period coupled with the Company’s successful cost-reduction initiatives.

The Company reported a loss associated with foreign currency transactions of $0.5 million in the fourth quarter of 2009 and a loss of $2.9 million in the fourth quarter of 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense in the fourth quarter of 2009 was $2.4 million, compared to $1.8 million in the fourth quarter of 2008, due to higher interest payable under the Company’s June 2009 amended debt agreements.

Income tax expense for the fourth quarter of 2009 was $4.4 million, compared to an income tax benefit of $11.8 million in the fourth quarter of 2008.

Net income in the fourth quarter of 2009 was $3.7 million, or $0.15 per diluted share, compared to a net loss of $58.4 million, or $2.27 per diluted share, in the fourth quarter of 2008. As discussed above, during the fourth quarter of 2009 the Company incurred acquisition, integration and restructuring expenses of $2.8 million and remediation and related expenses of $0.4 million. The income before income taxes was $8.2 million. The income tax provision for the fourth quarter was $4.4 million. Excluding the aforementioned items (net of tax effects), fourth-quarter 2009 net income was $8.1 million, or $0.32 per diluted share, compared to a loss of approximately $1.0 million, or $0.04 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Other Information
Depreciation and amortization expense was $4.4 million for the fourth quarter of 2009 compared to $4.7 million in the fourth quarter of 2008.

Capital expenditures in the fourth quarter of 2009 were $1.4 million compared to $4.7 million in the same period of 2008.

EBITDA and Management Adjusted EBITDA Performance
EBITDA for the fourth quarter of 2009 was $16.8 million compared to negative EBITDA of $12.8 million for the fourth quarter of 2008.  Management adjusted EBITDA for the fourth quarter of 2009 was $22.8 million compared to $5.1 million for the fourth quarter of 2008.  Following the Company’s entry into its new credit facility, the Company has updated its calculation and presentation of an adjusted EBITDA measure as compared to the adjusted EBITDA measure presented in its previous 2009 quarterly earnings releases, as further noted and presented in the non-GAAP reconciliation schedule attached at the end of this press release.

Consolidated Results for the Year Ended December 31, 2009
Consolidated net sales were $452.4 million in 2009 compared to $494.2 million in the same period of 2008, a reduction of $41.7 million, or 8.4 percent. Approximately $13.7 million of the sales decline year over year was the result of changes in foreign currency translation rates, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. Acquisitions contributed $11.1 million, or 2.5 percent, during the full year of 2009 compared to the prior year, comprised of $10.2 million in Europe and $0.9 million in Asia Pacific. The remainder of the year-over-year decline in sales was the result of a slowdown in the Company’s business compared to the same period of 2008, as the Company’s clients maintained reduced levels of spending on advertising, marketing and new product introductions and particularly with respect to the Company’s CPG accounts, delayed packaging redesigns and sales promotion projects.

The reduction in the Company’s revenues for 2009 was evident in nearly all segments. The North America segment experienced a sales decline of $34.3 million, or 8.1 percent, of which $3.8 million of the period-over-period sales decline was attributable to changes in foreign currency translation rates. Sales in the Europe segment declined $3.6 million, or 5.1 percent, of which $9.3 million was attributable to changes in foreign currency translation rates. Sales in the Asia Pacific segment increased $0.7 million, or 2.5 percent, including a decrease of $0.6 million attributable to changes in foreign currency translation rates.

CPG accounts sales in the full year of 2009 were $318.7 million, or 70.4 percent of total sales, compared to $346.7 million in the same period of 2008, representing a decline of 8.1 percent, as the Company’s clients maintained reduced levels of spending on advertising, marketing and new product introductions and, particularly with respect to the Company’s CPG accounts, delayed packaging redesigns and sales promotion projects. Advertising and retail accounts sales of $89.8 million, or 19.8 percent of total sales, declined 12.0 percent for 2009 compared to the prior-year period. Entertainment accounts sales of $32.8 million, or 7.2 percent of total sales, declined 9.2 percent for 2009 compared to the prior year.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Gross profit was $171.1 million in 2009, an increase of $6.7 million from the prior-year period. In addition, gross profit as a percent of sales increased to 37.8 percent of sales in 2009 compared to 33.3 percent of sales in 2008, which is largely attributable to the Company’s cost-reduction initiatives implemented during 2008 and 2009.

SG&A expenses declined $18.0 million to $130.6 million in the full year of 2009, from $148.6 million in the comparable prior-year period. The reduction in expenses reflects the Company’s cost-reduction activities partially aided by a decrease in  professional fees related to internal control remediation and related efforts which declined by $2.3 million to $4.5 million for 2009.

During 2009, the Company recorded no goodwill impairment expense as compared to $48.0 million of expense for 2008.

Additionally, during the third quarter of 2009, the Company received $9.2 million in cash as part of a settlement related to an escrow account that had been established to pay indemnity claims in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million was reported as income.

Acquisition, integration and restructuring expenses declined from $10.4 million to $6.5 million and arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations. As a result of these actions, the Company incurred costs for employee terminations, asset impairments, obligations for future lease payments and other associated costs.

As explained previously, the Company recorded an additional $1.8 million expense related to its 2008 decision to terminate participation in a union supplemental retirement and disability fund. In the fourth quarter of 2008, the Company recorded an initial $7.3 million liability related to its decision to terminate its participation in the fund.

Expenses related to impairment of long-lived assets declined by $5.2 million to $1.4 million in the full year of 2009 compared to the same period of 2008. The reduction in expense was principally driven by $2.3 million of software-related asset impairment expenses in 2008 not recurring in 2009, coupled with a reduction of $2.2 million of asset impairment expenses, primarily related to a non-core vacant property owned by the Company.

The Company reported operating income of $35.8 million in the full year of 2009 compared to a loss of $56.6 million in the same period of 2008. The increase in operating income, compared to the prior-year period, was primarily the result of improvements in gross margin percent and a $48.0 million reduction in goodwill impairment expense coupled with reductions in SG&A and acquisition, integration and restructuring, long-lived asset impairment and pension withdrawal expenses.  In addition, the Company benefitted from the aforementioned indemnity settlement.

On a segment basis, operating income improved in all operating segments.  North America segment operating income increased $32.9 million to $56.7 million in 2009 compared to the prior year.  Europe segment operating income increased $41.2 million to $3.8 million, and Asia-

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Pacific segment operating income increased $6.0 million to $7.4 million for 2009 compared to the prior year.  The increases in operating income for 2009 relative to the prior year were partially attributable to goodwill impairment charges of $14.3 million for North America, $32.7 million for Europe, and $1.0 million for Asia Pacific recorded in 2008.  The remaining improvement in operating income was primarily driven by expense reductions driven by the Company’s cost-reduction and capacity-utilization initiatives.

The remediation and related expenses of $4.5 million, which is included in the Company’s SG&A expenses, is principally due to costs related to the Company’s internal control remediation and related matters.

The Company reported a full-year gain associated with foreign currency transactions of $0.5 million during 2009 compared to a loss of $4.3 million on foreign currency transactions for the same period in 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense for the full year of 2009 was $9.2 million compared to $6.9 million in the comparable prior-year period, primarily driven by higher interest payable related to the Company’s June 2009 amended debt agreements.

Income tax expense for 2009 was $7.6 million, compared to an income tax benefit of $3.1 million during 2008. The change in the effective tax rate for 2009 compared to 2008 was attributed to the nontaxable indemnity settlement income and amended tax return adjustments in 2009, coupled with the non-deductibility of $10.5 million of the goodwill impairment charge during 2008 and increases to the deferred tax asset valuation allowance and income tax reserves during 2008.

Full-year 2009 net income was $19.5 million, or $0.78 per diluted share, compared to a net loss of $60.0 million, or $2.24 per diluted share, in the comparable prior-year period. As discussed above, during fiscal year 2009 the Company incurred acquisition integration and restructuring expenses of $6.5 million and remediation and related expenses of $4.5 million. Additionally, as previously discussed, the Company reported $5.0 million of income related to a $9.2 million indemnity settlement, as well as a $0.5 million gain on foreign currency transactions in the full year of 2009. The income before income taxes was $27.1 million. The income tax provision for 2009 was $7.6 million. Excluding the aforementioned items (net of tax effects), year-to-date net income was $23.1 million, or $0.93 per diluted share, compared to income of $13.6 million, or $0.51 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $18.7 million for 2009 compared to $20.8 million in the prior-year period.

Capital expenditures were $5.3 million during 2009 compared to $14.9 million in 2008.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

The Company repurchased 488,700 shares of its stock in the first quarter of 2009 for a cost of approximately $4.3 million. The Company suspended its share repurchase program in March 2009.

EBITDA and Management Adjusted EBITDA Performance
EBITDA for 2009 was $58.4 million compared to EBITDA of $22.3 million for 2008.  Management adjusted EBITDA for 2009 was $65.3 million compared to $49.0 million for 2008.  Following the Company’s entry into its new credit facility, the Company has updated its calculation and presentation of an adjusted EBITDA measure as compared to the adjusted EBITDA measure presented in its previous 2009 quarterly earnings releases, as further noted and presented in the non-GAAP reconciliation schedule attached at the end of this press release.

Cost-Reduction Activities
The Company incurred acquisition, integration and restructuring charges of $2.8 million in the three-month period ended December 31, 2009 and $6.5 million in total for 2009. These full-year charges are anticipated to generate approximately $15.6 million in total annual savings (estimated $8.9 million realized in 2009) and were part of the Company’s previously announced actions for 2009. In the Company’s third-quarter 2009 earnings release, the Company expected $12.8 million in annualized savings (estimated $8.5 million during 2009) related to cost-reduction activities initiated during 2009. Furthermore, as disclosed previously, the Company enacted other specific 2009 cost-reduction actions, which reduced expenses approximately $6.0 to $7.0 million for the year. The Company will continue to evaluate opportunities for further cost-reduction activities, as they arise.

Debt Update
During 2009, the Company reduced its total outstanding debt by $58.3 million ($13.2 million in the fourth quarter), to $77.6 million. The reduction in debt was principally driven by cash flow from operations, which included the effect of the indemnity settlement, as well as the utilization of available international cash balances. At December 31, 2009, the Company had $12.2 million of cash, as well as borrowing capacity of $80.0 million under its former credit facility, of which approximately $60.1 million was available.  On January 12, 2010, the Company increased its revolving credit facility to $90 million and extended its term to July 2012.

Conference Call
Schawk invites you to join its fourth-quarter 2009 earnings conference call on Tuesday, March 16, 2010, at 9:00 a.m. Central time.  To participate in the conference call, please dial 888-396-2356 or 617-847-8709 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2790225.  If you are unavailable to participate on the live call, a replay will be available through March 23 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 62222779, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address  http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2790225.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

About Schawk, Inc.
Schawk, Inc. is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 48 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of these non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedule attached to this press release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.  For the Company’s discussion of the use of EBITDA and Management adjusted EBITDA, see the attached schedule entitled “Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA.”

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Schawk, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$121,906	$108,895	$452,446	$494,184
Cost of sales	72,366	77,445	281,372	329,814
Gross profit	49,540	31,450	171,074	164,370

Selling, general and administrative expenses	33,352	39,018	130,576	148,596
Impairment of goodwill	--	48,041	--	48,041
Indemnity settlement income	--	--	(4,986)	--
Acquisition integration and restructuring expenses	2,813	5,274	6,459	10,390
Multiemployer pension plan withdrawal expense	1,800	7,254	1,800	7,254
Impairment of long-lived assets	1,305	387	1,441	6,644
Operating income (loss)	10,270	(68,524)	35,784	(56,555)

Other income (expense)
Interest income	311	90	535	291
Interest expense	(2,428)	(1,753)	(9,225)	(6,852)
	(2,117)	(1,663)	(8,690)	(6,561)

Income (loss) before income taxes	8,153	(70,187)	27,094	(63,116)
Income tax provision	4,434	(11,821)	7,597	(3,110)

Net income (loss)	$3,719	$(58,366)	$19,497	$(60,006)

Earnings (loss) per share:
Basic	$0.15	$(2.27)	$0.78	$(2.24)
Diluted	$0.15	$(2.27)	$0.78	$(2.24)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,053	25,741	24,966	26,739
Diluted	25,308	25,741	25,001	26,739

Dividends per Class A common share	$0.01	$0.0325	$0.0625	$0.13

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$12,167	$20,205
Trade accounts receivable, less allowance for doubtful accounts of $1,619 in 2009 and $3,138 in 2008	88,822	83,218
Inventories	20,536	23,617
Prepaid expenses and other current assets	8,192	11,243
Income tax receivable	2,565	3,348
Assets held for sale	--	6,555
Deferred income taxes	992	2,765
Total current assets	133,274	150,951

Property and equipment, net	50,247	58,325
Goodwill	187,664	184,037
Other intangible assets, net	37,605	39,125
Deferred income taxes	1,424	2,752
Other assets	6,005	5,163

Total assets	$416,219	$440,353

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$16,957	$20,694
Accrued expenses	64,079	51,934
Deferred income taxes	205	82
Income taxes	14,600	--
Current portion of long-term debt	12,858	23,563
Total current liabilities	108,699	96,273

Long-term liabilities:
Long-term debt	64,707	112,264
Deferred income taxes	2,059	1,858
Other long-term liabilities	15,920	29,137
Total long-term liabilities	82,686	143,259

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,855,796 and 29,478,456 shares issued at December 31, 2009 and 2008, respectively, 25,108,894 and 25,218,566 shares outstanding at December 31, 2009 and 2008, respectively	220	217
Additional paid-in capital	191,701	187,801
Retained earnings	85,953	68,016
Accumulated comprehensive income, net	7,804	1,368
	285,678	257,402
Treasury stock, at cost, 4,746,902 and 4,259,890 shares of common stock at December 31, 2009 and 2008, respectively	(60,844)	(56,581)
Total stockholders’ equity	224,834	200,821

Total liabilities and stockholders’ equity	$416,219	$440,353

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Schawk, Inc.
Segment Financial Data
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Sales to external customers:
North America	104,991	96,967	390,713	425,055
Europe	18,537	13,733	67,409	71,040
Asia Pacific	8,658	6,081	29,348	28,630
Intercompany sales elimination	(10,280)	(7,886)	(35,024)	(30,541)
Sales to external customers	$121,906	$108,895	$452,446	$494,184

Operating segment income (loss): 1
North America	17,969	(10,648)	56,734	23,848
Europe	1,656	(37,166)	3,836	(37,324)
Asia Pacific	2,102	(1,263)	7,389	1,366
Corporate	(11,457)	(19,447)	(32,175)	(44,445)
Operating segment income (loss)	$10,270	$(68,524)	$35,784	$(56,555)

(1)
2008 Operating segment income, for all periods presented, reflects goodwill impairment expense for North America, Europe and Asia Pacific of $14.3 million, $32.7 million, and $1.0 million, respectively

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Income (loss) before income taxes - GAAP	$8,153	$(70,187)	$27,094	$(63,116)
Adjustments:
Impairment of goodwill	--	48,041	--	48,041
Acquisition integration and restructuring expenses	2,813	5,274	6,459	10,390
Multiemployer pension plan withdrawal expense	1,800	7,254	1,800	7,254
Remediation and related expenses	441	2,860	4,484	6,813
Impairment of long-lived assets	1,305	387	1,441	6,644
Indemnity settlement income	--	--	(4,986)	--
Foreign currency (gain) loss	547	2,885	(542)	4,268
Adjusted income before income tax - non GAAP	15,059	(3,486)	35,750	20,294
Adjusted income tax provision – non GAAP	7,007	(2,527)	12,639	6,700

Adjusted net income – non GAAP	$8,052	$(959)	$23,111	$13,594

Weighted average common and common stock outstanding – GAAP	25,308	25,741	25,001	26,739

Earnings per diluted share - GAAP	$0.15	$(2.27)	$0.78	$(2.24)
Adjustments – net of tax effects:
Impairment of goodwill	-	1.77	--	1.70
Acquisition integration and restructuring expenses	0.07	0.13	0.17	0.25
Multiemployer pension plan withdrawal expense	0.04	0.17	0.04	0.16
Remediation and related expenses	0.01	0.09	0.11	0.17
Impairment of long-lived assets	0.03	0.01	0.04	0.16
Indemnity settlement income	--	--	(0.20)	--
Foreign currency (gain) loss	0.02	0.08	(0.01)	0.12
Uncertain tax positions and other discrete tax adjustments	--	(0.02)	--	0.18

Adjusted earnings per diluted share – non GAAP	$0.32	$(0.04)	$0.93	$0.51

Income tax provision (benefit) - GAAP	$4,434	$(11,821)	$7,597	$(3,110)
Adjustments:
Impairment of goodwill	--	2,480	--	2,480
Acquisition integration and restructuring expenses	1,021	1,864	2,166	3,637
Multiemployer pension plan withdrawal expense	715	2,880	715	2,880
Remediation and related expenses	175	662	1,781	2,231
Impairment of long-lived assets	518	135	563	2,325
Indemnity settlement income	--	--	--	--
Foreign currency (gain) loss	144	721	(183)	1,067
Uncertain tax positions and other discrete tax adjustments	--	552	--	(4,810)
Adjusted income tax provision – non GAAP	$7,007	$(2,527)	$12,639	$6,700

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net income (loss) – GAAP	$3,719	$(58,366)	$19,497	$(60,006)
Interest expense	2,428	1,753	9,225	6,852
Income tax expense (benefit)	4,434	(11,821)	7,597	(3,110)
Adjusted Income (loss) – non GAAP	$10,581	$(68,434)	$36,319	$(56,264)
Depreciation and amortization expense	4,444	4,688	18,653	20,751
Impairment of goodwill	--	48,041	--	48,041
Impairment of long-lived assets	1,305	387	1,441	6,644
Non-cash restructuring charge	--	36	210	628
Unrealized foreign currency (gain) loss	--	1,097	--	1,097
Stock based compensation	447	1,385	1,737	1,385

EBITDA – non GAAP	$16,777	$(12,800)	$58,360	$22,282

Permitted add backs on debt covenants:
(Gain) loss on sale of property and equipment	--	524	--	362
Proforma effect of acquisitions and asset sales(1)	--	2,027	--	2,519
Acquisition integration and restructuring expenses(2)	--	5,238	3,000	9,762
Multiemployer pension plan withdrawal expense	--	7,254	--	7,254
EBITDA for covenant compliance – non GAAP (3)	$16,777	$2,243	$61,360	$42,179

Acquisition integration and restructuring expenses	2,813	--	3,248	--
Multiemployer pension plan withdrawal expense	1,800	--	1,800	--
Indemnity settlement income	--	--	(4,986)	--
Unrealized foreign currency (gain) loss	1,008	--	(566)	--
Remediation and related expenses	441	2,860	4,484	6,813
Management adjusted EBITDA – non GAAP	$22,839	$5,103	$65,340	$48,992

(1)	In previous 2009 quarterly earnings releases, this was referred to as Permitted acquisitions.
(2)	Capped at $3.0 million for 2009 per the Company’s new debt agreements. Amounts in excess of $3.0 million are included as an adjustment for Management adjusted EBITDA.
(3)
The calculation of EBITDA for covenant compliance is calculated based upon the company’s January 2010 debt agreements.  This measurement, adjusted for the 2009 effects of Unrealized foreign currency (gain) loss and effects of 2009 (Gain) loss on sale of property and equipment ($0 for the fourth quarter and $115 for the full-year 2009), would reconcile to Adjusted EBITDA presented in previous 2009 quarterly press releases.  Adjusted EBITDA, as presented and calculated under previous 2009 quarterly press releases, would be $17.8 million for the fourth quarter and $60.9 million for the full year of 2009.

-more-

Schawk Announces Fourth-Quarter And Full-Year 2009 Results

Use of Non-GAAP EBITDA, EBITDA for covenant compliance, and Management adjusted EBITDA
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  EBITDA for covenant compliance, as defined in the Company’s January 2010 debt agreements, is defined as EBITDA adjusted to exclude certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is an important measurement which provides management, as well as investors, with a consistent measurement tool for evaluating the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies. In previous quarterly earnings releases for 2009, the Company showed EBITDA and Adjusted EBITDA calculations consistent with the amended debt agreements from its June 2009 debt amendments.